 PART II
INFORMATION TO BE INCLUDED IN REPORT

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the fiscal year ended:
December 31, 2021

Emaginos, Inc.
(Exact name of issuer as specified in its charter)

Commonwealth of Virginia, USA
(Jurisdiction of incorporation or organization)

36-4703558
(I.R.S. Employer Identification Number)
 13428 Maxella Avenue, #144
Marina Del Rey, CA 90292
(Address of principal executive offices)

(571) 921-4200
(Telephone number, including area code)

Common Share, $0.0001 par value
(Title of each class of securities issued pursuant to Regulation A)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report on Form 1-K are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, taking into account the information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes, and our actual results and performance could differ materially from those set forth in any forward-looking statements. The cautionary statements set forth in this Annual Report on Form 1-K identify important factors which you should consider in evaluating our forward-looking statements. These factors include, without limitation:

➢	The Company meets the definition of a shell company;

➢	There can be no assurance of commercial feasibility;

➢	The Company may face significant competition from companies that serve the education industry;

➢	Public education is a politicized issue in the United States, which may cause barriers to our entry into the public school system;

➢	Computer malware, viruses, hacking, phishing attacks and spamming could harm our business and results of operations;

➢	Our limited operating history on which to judge our business prospects and management;

➢	Our ability to raise capital and the availability of future financing;

➢	Our business and growth may suffer if we are unable to hire and retain key personnel;

➢	If we become subject to liability for the internet content that we publish or that is uploaded to our websites by students, our results of operations could be adversely affected;

➢
Unpredictable events, such as the COVID-19 outbreak, and associated business disruptions could seriously harm our future revenues and financial condition, delay our operations, increase our costs and expenses, and impact our ability to raise capital; and

➢	Our ability to manage our research, development, expansion, growth and operating expenses.

You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report on Form 1-K, and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

Item 1.	Business

Overview

Emaginos, Inc. was incorporated under the laws of the Commonwealth of Virginia on January 24, 2008. We refer to Emaginos, Inc. herein as “Emaginos,” the “Company,” our “Company,” “we,” “us” and “our.” Our Company has no subsidiaries.

General Development of the Business

Emaginos is an education company that intends to provide online curriculum and education tools to teachers in an unprecedented time – in the wake of the COVID-19 pandemic. The Company’s management team is currently in the process of developing its K-12 curriculum. The Company’s goal is to provide students with a better and more modern approach to education, preparing them for the work force and an increasingly digital workplace. Our management team believes that the future of education requires: 1) quick adaptation to the current learning environment where parents are struggling to teach their school-aged children on their own, and 2) innovating the curriculum to be able to accommodate for the inability to have in-person classroom sessions.

As many commentators have noted, the education offered by most public schools does not meet students’ expectations and tends to be technologically lacking – a huge infrastructure issue that was only realized once schools were shut down and students were at home trying to understand their coursework on their own. In fact, we have found that most public schools are failing at preparing students for the job market and the technologically savvy society where they will be employed. With this in mind, we developed our business model in a way that is designed to transform the education paradigm while simultaneously generating revenue for the company. We intend to utilize the proceeds from this offering to implement a one-stop shop for education resources for both students and teachers alike, using our proprietarily protected names for our web-based platform.

 History of Emaginos

Scott Taub and Allan Jones serve as directors and executive officers of the Company. The Company was started by Jack Taub, father of the current Chief Executive Officer of the Company, Scott Taub. Jack Taub had early success with his business, The Source, which laid the foundation for modern social media platforms. Jack later sold The Source to Readers Digest. He was determined to utilize some of the money he made to make a difference and improve the quality of K-12 education, an area in which he had an ongoing interest. He worked with experts and sought advice of experienced administrators and educators. Eventually, Emaginos, a project-based, textbook-free curriculum, began to develop. Jack Taub passed away and did not get see his project come to fruition. The Company’s current Chief Executive Officer, Scott Taub, is currently working towards making his father’s dream a reality: a better education for all children in America.

Pursuant to our articles of incorporation (our "Articles"), we are authorized to issue 250,000,000 Common Shares, $0.0001 par value and one share of Preferred Stock, $1.00 par value. As of June 15, 2022, we had 101,541,500 Common Shares and 1 Preferred Share issued and outstanding.

Our Products and Services

The Emaginos System

The Emaginos System is based upon a similar program developed under the supervision of Dr. Larick, a retired superintendent who had great success with a similar program at the model school.

The Emaginos System will be a comprehensive system of programs, services and products. We anticipate that the system will include operational and administrative software, and a comprehensive professional development program to ensure the successful implementation of the curriculum. The system involves a major overhaul of the current classroom structure of individual learning into a group learning and project-based curriculum. The Emaginos System will be designed for multi-disciplinary project based, student-centered, small-group team learning that replaces hard-copy textbooks with web-based learning resources. Management anticipates that the Emaginos System can also be done from the comfort of the student’s own home. The Company believes that using modern technology and extensive web-based learning is active, comprehensive and engaging for students. This will mimic the modern workforce and better prepare students to succeed professionally.

Program:  The system will design a program of teamwork, student-centered and project-based learning.

Services:  The Emaginos System will offer full training and maintenance of its system including the hardware and software.

Products: Embedded in the Emaginos System will be items that can be marketed independently such as the Student Information System (SIS) and the Discovery Learning Software (DLS). These items will be sold as a stand-alone subscription or as a licensed item.

Within this framework, the Company anticipates that it will have three possible interrelated products or services as listed below. The comprehensive transformation of each school to adapt the Emaginos’ model is the core of the Emaginos System and the discussions contained herein primarily focus on the adoption of that core business.

1. The comprehensive transformed school model: Emagination Station. The Company either transforms an existing school or establishes a new one based upon its model.

2. The Emaginos daily curriculum for students: Emaginos Education. This curriculum is textbook-free, student-centered, small-group based, multi-disciplinary and project-based, with an emphasis on using the internet and other digital sources.

3. An administrative software package: EdManage. The Company anticipates this information technology software to utilize a customized educational analytics platform which includes the Student Information System (SIS) and back-office software.

Learning Teams:

A primary component of the Emaginos system is the use of Learning Teams, small groups of students working together to find and build answers and solutions.

The students study the same knowledge found in textbooks, but they learn in a multi-disciplinary context and use the internet and other electronic source materials as would occur in today’s modern environment. By working in Learning Teams, students learn to develop and utilize 21st century problem-solving skills that will prepare them to deal with the real-life challenges that they will undoubtedly face in higher education and the workplace.

Learning teams could have a variety of courses, and some Emaginos students may choose coursework to learn how to get a job and how to start a company. For instance, the design of the career program includes a unit for small teams to take an idea and build a business around it. In other courses, students will work in small teams solving problems. The program will be designed to give students the confidence and skills to create their own jobs, and potentially jobs for others as well.

In addition, the small group setting enables the teachers to customize the education for every student.

Project Based:

The Emaginos System will provide a comprehensive textbook-free, multi-level, project-based, multi-disciplinary, small-group, student-centered learning environment. In addition to mastering the academic content standards, including all the Science, Technology, Engineering, and Math (STEM) concepts, the students working on project-based tasks to develop skills in teamwork, communication, problem solving, researching, planning, time management, analysis and other basic working skills.

Teachers will show students how to find and use information rather than providing it to them. As a result, students will be actively engaged in learning. Teachers in this type of active learning environment are empowered to adapt and customize education according to the learning needs of each student. The teachers will be able to collaborate to design and develop customized ways to improve their programs.

As currently designed, the Emaginos System incorporates longer school days and longer school years to enable students to complete a mandatory 200 hours of community service, take college courses, complete internships and engage in a broad selection of elective and enrichment courses.

Technology Interface

As technology becomes more essential, schools must ensure that students and teachers are comfortable using current technology. The COVID-19 pandemic has taught us that schools have not prepared to fully transition to a technology-based classroom structure. The Emaginos System relies on students, teachers and district employees having access to appropriate technology. Students need to develop the knowledge and skills for using technology.

The Company intends to partner with major technology vendors to upgrade and maintain technology in schools using the Emaginos System. The Company will begin with a comprehensive assessment of the existing infrastructure, prioritizing the urgency for upgrading the equipment and applications. The Company anticipates that its technology infrastructure will integrate all items from the student’s desktop to cloud storage, including such items as printers, tablets, security systems, electronic products and services. On average, the Company projects that it will refresh most technology every three years. These upgrades are intended to be included in the general package of subscriptions services to be provided by the Company. The upgrade of technology is envisioned as part of the Company’s comprehensive Emaginos System and is not necessarily intended as a separate revenue stream requiring separate billing for such upgrade service.

The Company envisions providing a comprehensive and integrated administrative and academic software infrastructure, Emanage, which coordinates such items as finance, HR, food service, transportation, student information, and transportation services.

Services

The Company anticipates that the Emaginos System will provide 24/7 access to a broad range of training and support services to students, teachers and administrators, including among other items peer mentoring, personal learning support and online tutorials.

Intellectual Property

We believe it is important to our success that we:

●
Obtain and maintain patent, trademark and other legal protections for the proprietary formulations, research, technology, inventions, improvements and other intellectual property we consider important to our business;

●	prosecute our patent applications and defend our issued patents;
●	protect and enforce our trademark rights and preserve the confidentiality of our trade secrets; and
●	operate without infringing the patents, trademarks and proprietary rights of third parties.

We intend to seek appropriate patent protection and intellectual property protection for our business, as well as other proprietary technologies and their uses, by filing applications in the United States and selected other countries.

Patent, Trademark, License and Franchise Restrictions and Contractual Obligations and Concessions

In August 2019, the following trademarks were filed with the U.S. Patent and Trademarks Office and were granted as per the dates below (“USPTO”):

1. “Emaginos” application under file number 88594778 was granted July 28, 2020

2. “EdManage” application under file number 88595892 was granted January 5, 2021

3. “Emagination Station” application under file number 88596216 was granted January 5, 2021

4. “Emaginos Logo” application under file number 88596162 was granted August 11, 2020
Patents

On May 25, 2021, Scott Taub, Allan Jones, Keith Larick and William Varney filed provisional patent application 63/192,601 with respect to an Educational Analytics Platform and Method.  The invention includes a system for generating customized instructional content using artificial intelligence and machine learning to transform disparate information contained in multiple formats and databases to generate individualized instructional content, and were issued a PCT application serial number as follows:  PCT/US2022/030873.  On May 25, 2022, the Company and Scott Taub, Allan Jones, Keith Larick and William Varney ( Collectively the “Assignors”) entered into an Assignment agreement whereunder Emaginos obtained the entire right, title and interest in and to said PCT application.  The assignment was recorded as follows:

Assignee: EMAGINOS INC

Assignment Recordation Date: May 25, 2022
Assignment Recorded on Reel/Frame: 060015/0155

Competition

The Company does not intend to replace the management structure and people in a school. Instead, it will provide a suite of products and services that enable the individuals running the school to be empowered to operate the school more effectively. This approach provides the Company a competitive advantage in the following ways:

● Planning – This planning process encompasses all effected parties and enables communities to build local support for taking on major challenges, like transforming K-12 schools across the district.

● The district retains local control of its schools.

● More for Less – By starting with a clean slate, selecting a comprehensive, but not conflicting or redundant, set of proven best practices and designing them as a cohesive system, the program can be operated within most existing budgets.

Emaginos, Inc. has taken a unique approach to transforming K-12 education. As a result, there is no direct competitor. However, certain charter school company like KIPP, Camelot or National Heritage Academies (formerly known as Education Development Corporation), or some private schools that deliver customized education, or an education management organization that takes over and operates a school for the district are certainly indirect competitors vying for the acceptance of their system by local school boards and school districts. The company believes that in those models, the district gives up some or all of its control of the impacted school and keeping the existing infrastructure of the school in tact is important, but learning tools must be enhanced for a technologically advanced society.

Government Regulation

The U.S. education system, consisting of K-12 education, consists of approximately 56.5 million students in more than 130,000 schools, according to the National Center for Education Statistics. The U.S. K-12 school system has over 97,000 public schools and more than 32,000 private schools. A number of highly influential factors have impacted K-12 education in the U.S.

Increased Access to Computers and the Internet. Today, students use technology at home, while schools are shut down, and in the classroom. Many students have access to internet-enabled computers at school and home, with many schools providing these supplies during the pandemic to children that did not have them originally. Increased usage and acceptance of online technology is changing how education content is delivered and utilized by teachers and students.

Increased Accountability. In the 2015-2016 school year, the United States. spent more than any other developed country on education – a whopping $706 billion according to the U.S. Department of Education. According to a report from 2017-2018 by the World Economic Forum, the United States has steadily climbed the ranks to 2nd in education over the past decade. To avoid American students falling behind their foreign counterparts, students must be encouraged to enter vital fields for innovation and entrepreneurial vigor, including: science, technology, engineering and math. Additionally, within the United States, there is a disparity in academic performance between public schools in affluent neighborhoods in comparison to public schools in poorer neighborhoods. As a result, policymakers and parents have paid greater attention to the effectiveness of U.S. public schools, demanding higher education standards and more accountability from teachers, administrators and school districts. States publish accountability reports that show each school’s progress and ability to meet the proficiency standards set by the state. These results are often reported by the local press outlets. During president Obama’s administration, he launched the $4.35 billion “Race to the Top” fund to emphasize and replicate education strategies as part of the administration’s highly publicized education reform methods.

Legislative Developments. In 2001, Congress reimplemented No Child Left Behind (“NCLB”). NCLB requires that states that receive federal funding for education, establish high, state-wide, academic standards in reading, mathematics and science for students in grades 3 through 8 and in high school, to assess students’ proficiency in meeting these academic standards on an annual basis. NCLB requires states to set incremental milestones for all students to show annual proficiency improvements, with the goal of obtaining grade-level proficiency by 2014. As states implemented new, higher academic standards and assessments in response to NCLB, the data showed that many schools in large, urban, poorer communities were not meeting NCLB’s Adequate Yearly Progress milestones. As a result, educators began exploring instructional tools to help students master academic standards and improve performance on annual accountability assessments; This has driven demand for curriculum content and assessment products. In 2009, congress passed the American Recovery and Reinvestment Act, better known as the stimulus act, which provides more than $64 billion of federal funds for the Department of Education, with a phased roll-out of such funds to states. In order to receive the funds, states had to satisfy certain conditions, which were expected to correspond with the basic tenets of NCLB reauthorization. These conditions include assurances that states will strive to meet more rigorous educational standards, improving underperforming schools, lowering high school dropout rates and ensuring student readiness for success in college and the workforce. On December 10, 2015, the Every Student Succeeds Act was signed by President Obama whereby the measure reauthorized the Elementary and Secondary Education Act. All of the foregoing legislation produced the desired effect and the United States went from ranking nearly 30th in the world in K-12 education to 2nd, but our management team believes that the education system in the United States can be even more efficient and effective at producing graduates that are prepared to enter the workforce. Furthermore, the recent COVID-19 pandemic has shocked our communities and schools are now searching for a way to provide online-based education to students, which we plan to implement.

The effect of existing or probable government regulations on our business is not known at this time. Due to the nature of our business, it is anticipated that there may be increasing government regulation that may cause us to have to take serious corrective actions or make changes to the business plan.

Legal Proceedings

The Company has not filed for bankruptcy protection, nor has it ever been involved in receivership or similar proceedings.

The Company is not presently involved in any other legal proceedings material to the business or financial condition of the Company.

Employees

We currently have two (2) employees, including our Chief Executive Officer, Scott Taub, and our President, CFO and Secretary, Allan Jones, who both devote a majority of their time to our Company. We do not currently have health, dental & vison insurance plans in place. We do not currently have any pension, annuity, profit sharing, or similar employee benefit plans, although we may choose to adopt such plans in the future.

We plan to engage employees once sufficiently capitalized, as well as consultants from time to time on an as-needed basis to consult with us on specific corporate affairs, or to perform specific tasks in connection with our business development activities.

Corporate Information

Our principal California-based executive offices are located at 13428 Maxella Avenue, #144, Marina Del Rey, CA 90292, and our telephone number 572-921-4200. The Company’s registered office in the Commonwealth of Virginia  is located at 219 Lloyds LN, Alexandria, VA 22302. Our website address is www.emaginos.com.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Annual Report. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed elsewhere in this Annual Report.

Operating Results

Results of Operations for the Years Ended December 31, 2021 and December 31, 2020

Revenues

The Company did not generate any revenues in the fiscal years ended December 31, 2021 and 2020 and has not generated any revenues since inception.

Operating Expenses

Operating expenses for the year ended December 31, 2021 were $357,857, an increase of $46,279 compared to operating expenses of $311,578 for the year ended December 31, 2020. For the year ended December 31, 2021, the increase in operating expenses was mainly due to an increase in general and administrative expenses from $16,384 (2020) to $74,055 (2021) as a result of the marketing and administrative costs associated with an offering of securities, offset by a decrease in legal fees from $45,194 (2020) to $33,802 (2021).  Consulting fees remained constant at $250,000 for the years ended December 31, 2021 and 2020.

	For the Years Ended
	December 31,
	2021	2020

Operating expenses:
Consulting fees	$250,000	$250,000
Professional fees	33,802	45,194
General and administrative expenses	74,055	16,384
Total operating expenses	$357,857	$311,578

Operating Loss. We realized an operating loss of $357,857 for the year ended December 31, 2021 compared to $311,578 for the year ended December 31, 2020.

Net Loss. We incurred a net loss of $357,857 for the year ended December 31, 2021 compared to $311,578 for the year ended December 31, 2020.  The primary reason for the increase in net loss is due to an increase in general and administrative costs associated with the marketing of securities under the Company’s offering of securities on Form 1-A filed with the SEC.  Management will continue to make an effort to lower operating expenses and increase revenue.

We will continue to invest in further expanding our operations and a comprehensive marketing campaign with the goal of accelerating the education of potential clients and promoting our name and our products. Given the fact that most of the operating expenses are fixed or have quasi-fixed character management expects them to significantly decrease as a percentage of revenues should revenues commence.

COVID-19

In March 2020 the World Health Organization declared coronavirus COVID-19 a global pandemic. This contagious disease outbreak, which has continued to spread, and any related adverse public health developments, has adversely affected workforces, economies, and financial markets globally, leading to an economic downturn. It is not possible for the Company to predict the duration or magnitude of the adverse results of the outbreak and its effects on the Company’s business or results of operations at this time.  While it seems the impact of the pandemic is on the decline globally, there can be no assurance that additional outbreaks will not continue to adversely impact the Company or global financial markets.

Liquidity and Capital Resources

The Company has been in the start-up phase and has not generated any revenues from its operations, and there is no assurance of future revenues.  The Company does not currently have sufficient funds to carry on its business operations.

We incurred a net loss for the year ended December 31, 2021 and had an accumulated deficit of $1,780,110 at December 31, 2021 ($1,422,253 – December 31, 2020). At December 31, 2021, we had a cash balance of approximately $36, compared to a cash balance at December 31, 2020 of $156. At December 31, 2021, we had a working capital deficit of $1,458,048, compared to a working capital deficit of $1,100,191 at December 31, 2020. Our existing and available capital resources are not expected to be sufficient to satisfy our funding requirements in the absence of share issuances or other sources of financing.

We have not been able to generate sufficient cash from operating activities to fund our ongoing operations. Since our inception, we have raised capital through private sales of preferred stock, common stock, and debt securities.

We will be required to raise additional funds through public or private financing, collaborative relationships or other arrangements until we are able to raise revenues to a point of positive cash flow. We are evaluating various options to further reduce our cash requirements to operate at a reduced rate, as well as options to raise additional funds, including obtaining loans and selling common stock. There is no guarantee that we will be able to generate enough revenue and/or raise capital to support our operations.

Based on the above factors, substantial doubt exists about our ability to continue as a going concern for a minimum period of one year from the issuance of these financial statements.

The issuance of additional securities may result in a significant dilution in the equity interests of our current stockholders. Obtaining loans, assuming these loans would be available, will increase our liabilities and future cash commitments. There is no assurance that we will be able to obtain further funds required for our continued operations or that additional financing will be available for use when needed or, if available, that it can be obtained on commercially reasonable terms.

The effect of existing or probable government regulations on our business is not known at this time. Due to the nature of our business, it is anticipated that there may be increasing government regulation that may cause us to have to take serious corrective actions or make changes to the business plan.

Cash Flows For the Years Ended December 31, 2021 and 2020

 The following table summarizes our cash flows for the periods indicated below:

	For the year ended December 31, 2021 $	For the year ended December 31, 2020 $
Cash used in operating activities	(71,864)	(33,227)
Cash used in investing activities	-	(200)
Cash provided by financing activities	71,744	33,418

Cash Used in Operating Activities

During the fiscal year ended December 31, 2021 cash used in operating activities of $71,864 primarily reflected our net losses for the period, offset by accrued consulting fees and accounts payable from related parties of $256,795 and an increase to accounts payable of $29,198.

During the fiscal year ended December 31, 2020 cash used in operating activities of $33,227 primarily reflected our net losses for the period, offset by accrued consulting fees and accounts payable from related parties of $261,711 and an increase to accounts payable to $16,640.

Cash Used in Investing Activities

During the fiscal years ended December 31, 2021 the Company expended $0 and $200 for the cost of trademarks.

Cash Provided by Financing Activities

For the fiscal years ended December 31, 2021 and 2020, cash provided by financing activities totaled $71,744 and $33,418.  During fiscal 2021, $5,000 was received from the sale of common stock, with $66,744 in advances from related parties.  During fiscal 2020 the Company received advances from related parties of $33,418.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Going Concern

The Company has experienced net losses to date, and it has not yet generated revenue from operations.  We have filed a Registration Statement to raise $3,000,000 under a Tier 2 Regulation A offering with the Securities and Exchange Commission and expect proceeds from the offering to allow us to continue to implement our current business plan, including the sale of subscription based software for K though 12.  We are further relying on our shareholders, officers and directors to fund shortfalls in our operations.  The Company expects it will require additional capital to fully implement the scope of its proposed business operations, however, it has not yet done so, which raises substantial doubt about its ability to continue as a going concern.  The Company will have to continue to rely on equity and debt financing. There can be no assurance that financing, whether debt or equity, will always be available to the Company in the amount required at any particular time or for any particular period or, if available, that it can be obtained on favorable terms.

The recent COVID-19 pandemic could have an adverse impact on the Company going forward.  COVID-19 has caused significant disruptions to the global financial markets, which may severely impact the Company’s ability to raise additional capital and to pursue certain planned business activities. The Company may be required to cease operations if it is unable to finance its’ operations. The full impact of the COVID-19 outbreak continues to evolve as of the date of this report and is highly uncertain and subject to change. Management is actively monitoring the situation but given the daily evolution of the COVID-19 outbreak, the Company is not able to estimate the effects of the COVID-19 outbreak on its operations or financial condition in the next 12 months. There are no assurances that the Company will be able to meet its obligations, raise funds or implement its planned business objectives to obtain profitable operations.

The financial statements reflect all adjustments consisting of normal recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of the results for the periods shown. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Trend Information

Our ability to launch and market our project will have a material impact on revenues. We will be increasing our marketing efforts in the upcoming year. Due to this, we expect to see our customer base and number of Brand Partners to grow consistently over the next few quarters and expect those numbers to grow even more as we continue to expand our marketing efforts and add to our product portfolio. We expect to continue to see high retention rates as we continue to train our Brand Partners and provide them with a support system that promotes success and strong partnerships.

Item 3.	Directors and Officers

Directors, Executive Officers and Significant Employees

The table below sets forth our directors and executive officers of as of the date of this Annual Report.

Name	Position	Age	Term of Office	Approximate hours per week for part-time employees
Officers:
Scott Taub	Chief Executive Officer	57	2011 – Present	30
Allan C. Jones	President, Secretary, Chief Financial Officer	78	2006 – Present	30

Directors:
Scott Taub	Director	57	2011- Present	N/A
Allan C. Jones	Director	78	2006 – Present	N/A

There is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position.

Certain Relationships

Except as set forth herein and in our discussion below in "Interest of Management and Others in Certain Transactions," none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Family Relationships

There are no familial relationships among any of our directors or officers.

Business Experience

Scott Taub serves as a director, Chief Executive Officer, Chairman and a director of the Company. Mr. Taub has experience as a technical consultant for large companies. His services include assistance in establishing policies and procedures, managing budgets and training employees in policies and procedures.  From 1999 to the present, Mr. Taub has worked with Redball Technical Services as a computer consultant/contractor to various companies in the satellite television industry and has managed various teams of employees and vendors.  Mr. Taub began his technical experience with his father’s company, “The Source” which was ultimately acquired by America Online. Mr. Taub’s experience working with his father at The Source and on other business endeavors has given him experience and knowledge on working with startup companies.  Mr. Taub’s father started developing Emaginos and since 2009 to the present, Mr. Taub has managed its development.

Allan C. Jones serves as a President, Secretary, Chief Financial Officer  and a director of the Company. From 2010 to the present, Mr. Jones was co-founder and officer of Mulligan Services, Inc. (www.mulliganservicesinc.com) where he works with a team to apply analytics to customize, manage, and optimize a broad range of services to help reduce recidivism. This activity has led to involvement with a number of homelessness reduction programs in Prince William County, Virginia, where he now serves on four County committees.  From 1984 to the present, Mr. Jones has worked as a senior researcher and planning consultant for the Center for Educational Leadership and Technology (CELT) where he assists schools, districts and states with technology planning.  From 2005 to the present, Mr. Jones has worked in building Emaginos. Mr. Jones has authored two books: Unleashing America’s Greatest Natural Resource: The Minds of Our Children, and  The United States: An Owner’s Manual.  Mr. Jones received a Bachelor of Science degree in Mechanical Engineering from the United States Naval Academy in 1967, a Masters of Arts in Education from Assumption College, Worcester, Massachusetts in 1978 and a certificate in computer learning from Central New England College of Technology in 1981.

Other Key Personnel:

Keith Larick, serves as Chief Education Officer of the Company: Dr. Larick is known for his many education and technology innovations and is a national leader in the integration of technology into teaching and learning. For the past 30 years, Dr. Larick has participated in trend analysis, forecasting and studies of the future. As a renowned futurist and change agent he has served as a consultant and presenter to more than 500 businesses and educational organizations. Dr. Larick was appointed by the California Senate to serve on the California Master Plan for K-12 Education and California Technology Commission. He has served on the Executive Committee and Board of the Agency for Instructional Technology; a consultant for IBM, Compaq, ACER, AT&T, Digital Equipment Corporation, Global Digital Utilities Inc., and Emaginos Inc. In addition, he has served as president and CEO of Vistar Technologies software and consulting services company.
.
In addition to the management team, the Company has developed an advisory team that supports the Company and provides guidance and credibility and contacts as needed. The advisors include:

• Bill Brock – Former Senator from Tennessee and US Sec. of Labor - Brock served four terms in the House and then won the Republican nomination to face three-term incumbent U.S. Sen. Albert Gore Sr. in 1970, defeating country singer Tex Ritter in the primary.[1]

• Chet Curtis – President, International Software Technology[2]

• Dr. Jay Sanders Dr. Sanders is President and CEO of The Global Telemedicine Group, Professor of Medicine at Johns Hopkins University School of Medicine (Adjunct), and a founding board member of the American Telemedicine Association where he serves as President Emeritus.[3]

• Bonnie Bracey Sutton - Executive Director, The Power of US Foundation[4]

• Dr. Roger Schank - Roger Schank. Ph.D., is the Chairman and CEO of Socratic Arts, a company that delivers Story-Centered Curricula to businesses and schools. He is also the Executive Director and founder of Engines for Education.[5]

1 https://en.wikipedia.org/wiki/Bill_Brock
2 http://www.ist.com
3 https://vesaliusventures.com/advisors/jay-sanders
4 http://thepowerofus.org/
5 https://www.rogerschank.com/things-I-have-done

Involvement in Certain Legal Proceedings

To our knowledge, none of our current directors or executive officers has, during the past ten years

➢	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

➢
had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he or she was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

➢
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court  of  competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

➢
been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

➢
been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity;

➢
been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

We are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition or operating results.

Compensation of Directors and Executive Officers

Summary Compensation

The Company has accrued $150,000 per annum as compensation for Scott Taub, our Chief Executive Officer, Chairman and Director and $100,000 per annum for Allan Jones, our President, CFO, Secretary and a Director.   The amounts owed to each of Mr. Taub and Mr. Jones are reflected below under Related Party Transactions.

Employment Agreements

The Company has not entered into any written employment agreements with any officers or key personnel. The Company does have oral agreements with its two officers regarding base salary or other compensation as disclosed above. As of the date of this Offering, the Company has no employees other than our officers and directors.

Narrative Disclosure to Summary Compensation Table

There are currently no written employment agreements between the Company and its executive officers.  Compensation is accrued annually based on verbal agreements. The compensation discussed herein addresses all compensation awarded to, earned by, or paid to our named executive officers. There are no other stock option plans, retirement, pension, or profit-sharing plans for the benefit of our officers and directors other than as described herein.

Director Compensation

We currently have two directors. We currently do not pay our directors any cash compensation for their services as board members.

Employment Agreements, Arrangements or Plans

Employment Agreements

The Company has not entered into any written employment agreements with any officers or key personnel. The Company does have oral agreements with its two officers regarding base salary or other compensation as disclosed above. As of the date of this filing, the Company has no employees other than our officers and directors.

Item 4.	Security Ownership of Management and Certain Securityholders

The following table sets forth, as of June 15, 2022, certain information with respect to the beneficial ownership of shares of our common stock by: (i) each person known to us to be the beneficial owner of more than 5 percent of our outstanding shares of common stock, (ii) each director or nominee for director of our Company, (iii) each of the Named Executives (see “Executive Compensation – Summary Compensation Table”), and (iv) our directors and executive officers as a group.

Unless otherwise indicated, the address of each shareholder is c/o our Company at 13428 Maxella Avenue, #144, Marina Del Ray, CA 90292

Name and Position	Shares Owned	Percent of Class (1)
Scott Taub, Director, Chairman and CEO	60,000,000 shares of common stock 1 share of Series A Preferred Stock	59.1% 100%
Allan Jones, Director, President, Secretary and CFO	6,000,000 shares of common stock	5.9%
All Officers and Directors as a Group (2 persons)	66,000,000 shares of common stock	65%
The Richard Gordon Trust – Beneficial Owner of over 5% (2)	9,120,000 shares of common stock	9%
(1) Based on 101,541,500 shares issued and outstanding as of June 15, 2022.
(2) The Richard Gordon Trust is beneficially owned by Richard Gordon

Item 5.	Interest of Management and Others in Certain Transactions

Transactions with Related Persons

Except as described below, during the past two fiscal years ended December 31, 2021 and 2020 there have been no transactions, whether directly or indirectly, between us and any of our respective officers, directors, beneficial owners of more than 5% of our outstanding Common Stock or their family members, that exceeded the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years.

As of December 31, 2021, and December 31, 2020, related parties are due a total of $1,404,773 and $1,081,234, respectively.

	December 31,	December 31,
	2021	2020
Scott Taub	$904,773	$681,234
Allan Jones	500,000	400,000
Total related party payables	$1,404,773	$1,081,234

For each of the fiscal years ended December 31, 2021, and 2020, the Company was invoiced $150,000 as consulting services by Mr. Scott Taub, the Chairman, CEO and a director of the Company.

For each of the fiscal years ended December 31, 2021, and 2020, the Company was invoiced $100,000 as consulting services by Mr. Allan Jones, the President, CFO, Secretary and a director of the Company.

	Scott Taub	Allan Jones
Balance, December 31, 2020	681,234	400,000
Consulting services	150,000	100,000
Cash advanced to the Company	66,744
Net Expenses paid on behalf of the Company	6,795	-
Balance, December 31, 2021	$904.773	$500,000

During the fiscal year ended December 31, 2021, Scott Taub made cash advances to the Company totaling $66,744 and paid expenses on behalf of the Company in the amount of $6,987 and was repaid a total of $192.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officer(s), director(s) and significant shareholders. We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional directors, so that such transactions will be subject to the review, approval or ratification of our Board, or an appropriate committee thereof. On a moving forward basis, our directors will continue to approve any related party transaction.

Item 6.	Other Information

None.

Item 7.	Financial Statements

Emaginos, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
Emaginos, Inc.

Opinion on the Financial Statements
We have audited the accompanying balance sheets of Emaginos, Inc. (the Company) as of December 31, 2021 and 2020, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Consideration of the Company’s Ability to Continue as a Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has sustained recurring losses from operations, negative working capital, and insufficient liquidity which raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Basis of Presentation and Going Concern – Disclosure

The financial statements of the Company are prepared on a going concern basis, which assumes that the Company will continue in operation for the foreseeable future and, accordingly, will be able to realize its assets and discharge its liabilities in the normal course of operations. The Company has had recurring net losses and negative cash flows from operations. Currently management’s forecasts and related assumptions illustrate their ability to meet the obligations through management of expenditures, obtaining additional debt financing, loans from existing directors and shareholders and private placements of capital stock for additional funding to meet its operating needs. Should there be constraints on the ability to access such financing, the Company can manage cash outflows to meet the obligations through reductions in capital expenditures and other operating expenditures.

We identified management’s assessment of the Company’s ability to continue as a going concern as a critical audit matter. Management made judgments to conclude that it is probable that the Company’s plans will be effectively implemented and will provide the necessary cash flows to fund the Company’s obligations as they become due. Specifically, the judgments with the highest degree of impact and subjectivity in determining it is probable that the Company’s plans will be effectively implemented including its ability to reduce or delay capital expenditures and other operating expenditures, its ability to access funding from the capital market and its ability to obtain loans from existing directors and shareholders. Auditing the judgments made by management required a high degree of auditor judgment and an increased extent of audit effort.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the financial statements. These procedures included the following, among others: (i) evaluating the probability that the Company will be able to access funding from the capital market; (ii) evaluating the probability that the Company will be able to reduce capital expenditures and other operating expenditures if required and (iii)  evaluating the probability that the Company will be able to obtain loans from existing directors and shareholders.

/s/ Pinnacle Accountancy Group of Utah

We have served as the Company’s auditor since 2020.

Pinnacle Accountancy Group of Utah
(a dba of Heaton & Company, PLLC)
Farmington, Utah
June 23, 2022

EMAGINOS INC.
BALANCE SHEETS

	December 31, 2021	December 31, 2020

ASSETS
Current assets
Cash and cash equivalents	$36	$156
Total current assets	36	156

Other Assets
Patents and Trademarks	200	200

TOTAL ASSETS	$236	$356

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable and accrued liabilities	$48,311	$19,113
Liability for unissued shares	5,000	-
Advances and accounts payable, related parties	1,404,773	1,081,234
Total current liabilities	1,458,084	1,100,347

Total liabilities	1,458,084	1,100,347

Stockholders' deficit
Series A Preferred stock, $1.00 par value, 1 share authorized, 1 share issued and outstanding as at December 31, 2021 and December 31, 2020	1	1
Common stock, $0.0001 par value: shares authorized 250,000,000; 101,541,500 shares issued and outstanding	10,154	10,154
Additional Paid-in Capital	312,107	312,107
Accumulated deficit	(1,780,110)	(1,422,253)
Total stockholders’ deficit	(1,457,848)	(1,099,991)
TOTAL LIABILITIES & STOCKHOLDERS' DEFICIT	$236	$356

The accompanying notes are an integral part of these audited financial statements.

EMAGINOS INC.

STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2021	2020

Net sales	$-	$-

Operating expenses:
Consulting fees	250,000	250,000
Professional fees	33,802	45,194
General and administrative expenses	74,055	16,384
Total operating expenses	357,857	311,578

Net (loss)	$(357,857)	$(311,578)

Net (loss) per common shares (basic and diluted)	$(0.00)	$(0.00)

Weighted average shares outstanding (basic and diluted)	101,541,500	101,541,500

The accompanying notes are an integral part of these audited financial statements.

EMAGINOS INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
For the Years ended December 31, 2021 and 2020

	Preferred Stock Series A		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2019	-	$-	101,541,500	$10,154	312,107	(1,110,675)	(788,414)
Preferred stock issued for cash consideration	1	1	-	-	-	-	1
Net loss	-	-	-	-	-	(311,578)	(311,578)
Balance, December 31, 2020	1	1	101,541,500	$10,154	$312,107	$(1,422,253)	$(1,099,991)
Net loss	-	-	-	-	-	(357,857)	(357,857)
Balance, December 31, 2021	1	1	101,541,500	$10,154	$312,107	$(1,780,110)	$(1,457,848)

The accompanying notes are an integral part of these audited financial statements.

EMAGINOS INC.
STATEMENTS OF CASH FLOWS

	For the Years ended December 31
	2021	2020
Cash Flows From Operating Activities
Net loss	$(357,857)	$(311,578)
Changes in operating assets and liabilities:
Subscription receivable	-
Accounts payable and accrued liabilities	29,198	16,640
Accounts payable, related parties	256,795	261,711
Net cash used by operating activities	(71,864)	(33,227)

Cash Flows From Investing Activities
Net cash provided from (used by) investing activities	-	(200)

Cash Flows From Financing Activities
Sale of common stock	5,000	-
Advances payable, related parties	66,744	33,418
Net cash provided from financing activities	71,744	33,418

Decrease in cash and cash equivalents	(120)	(9)

Cash at beginning of period	156	165
Cash at end of period	$36	$156

SUPPLEMENTAL DISCLOSURES
Interest paid	$-	$-
Income taxes paid	$-	$-

The accompanying notes are an integral part of these audited financial statements.

EMAGINOS INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2021 and 2020

Note 1 – Description of Business and Basis of Presentation

Organization and nature of business:

EMAGINOS Inc.  ("EMAGINOS" or the "Company") was incorporated under the laws of the Commonwealth of Virginia on January 24, 2008.

The Company has completed its business development plan and expects to be engaged in the transformation of the K through 12 education system in all 50 states. The Company’s work will be performed through subscription services with terms of one (1) year.  These subscriptions will be offered by the Company on an annual renewal basis in order to offer software advancements and updates with each new subscription year.

On July 20, 2020, at a Special Meeting of the shareholders, the Company amended its articles of incorporation to authorize a total of 250,000,001 shares of capital stock of which 250,000,000 shares are common stock, par value $0.0001 and 1 share is Series A Preferred stock, par value $1.00.  On July 30, 2020, the amended articles of incorporation were accepted for filing by the Commonwealth of Virginia.

On July 31, 2020, the Company issued 1 share of Series A Preferred stock at par value of $1 to the Company’s CEO, Scott Taub. The Series A Preferred stock has voting rights granting the holder 51% of all votes (including common and preferred stock) entitled to vote at any meeting or on any matter brought before the stockholders of the Company.   The share of Series A Preferred stock is not convertible into, or exchangeable for shares of stock or any class or any other series of such class or any other securities (including common stock) and has no rights to dividends or proves of the assets of the Company upon any liquidation or winding up of the Company.

 The Company is currently raising capital under an offering statement under Regulation A to fully implement its business plan (ref: Note 5).

On January 5, 2021, the Company engaged the services of Novation Solutions Inc. (O/A DealMaker) to manage its offering and subscriptions upon qualification by the SEC of the registration statement.

On January 20, 2021, the Company engaged the services of Dalmore Group Inc., broker dealer to provide operations and compliance services.

On March 30, 2021, the Company signed a marketing awareness and communications agreement with InvestorBrandNetwork (IBN) at a cost of $25,000 per quarter, with each successive quarter of service requiring approval prior to commencement of work.

Note 2 – Summary of Significant Accounting Policies

Financial Statement Presentation: The audited financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

Fiscal year end: The Company has selected December 31 as its fiscal year end.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts that differ from these estimates.

Cash Equivalents: The Company considers all highly liquid investments with original maturities of 90 days or less from the date of purchase to be cash equivalents.

Related parties: For the purposes of these financial statements, parties are considered to be related if one party has the ability, directly or indirectly, to control the party or exercise significant influence over the party in making financial and operating decisions, or vice versa, or where the Company and the party are subject to common control or common significant influence. Related parties may be individuals or other entities.

EMAGINOS INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2021 and 2020

Note 2 – Summary of Significant Accounting Policies (continued)

Intangible Assets: The Company recognizes intangible assets including developed technology, patents and trademarks. Finite-lived intangible assets such as patents will be carried at cost less accumulated amortization. Such amortization will be recorded on a straight-line basis over the estimated useful lives of the respective assets, generally from 3 to 10 years. Amortization for developed technology will be recognized in cost of revenue. Trademarks have infinite lives and are recorded at cost, and tested for impairment annually.

Income taxes: The Company has adopted ASC Topic 740 – "Income Taxes" ASC Topic 740 which requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method of ASC Topic 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Basic and Diluted Loss Per Share: In accordance with ASC Topic 260 – "Earnings Per Share," the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common stock outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional shares of common stock that would have been outstanding if the potential common stock had been issued and if the additional shares of common stock were dilutive.  The Company has no potentially dilutive securities outstanding during the periods presented.

New Accounting Pronouncements: Recent accounting pronouncements issued by the Financial Accounting Standards Board (“FASB”), (including its EITF, the AICPA and the SEC), did not or are not believed by management to have a material effect on the Company's present or future financial statements.

Note 3 – Going Concern

The Company has experienced net losses to date, and it has not yet generated revenue from operations.  The Company has filed a registration statement to raise up to $3,000,000, however, there can be no assurance that the Company will be successful in raising funds under this registration statement.  As of December 31, 2021, the Company has raised a total of $5,000 under the offering. The Company to date has been funded by private placements, management and by its shareholders, and currently does not have sufficient resources to meet its operating capital needs as they come due which raises substantial doubt about its ability to continue as a going concern.  The Company continues to rely on equity and debt financing and shareholder advances. There can be no assurance that financing, whether debt or equity, will always be available to the Company in the amount required at any particular time or for any particular period or, if available, that it can be obtained on favorable terms.

The COVID-19 pandemic could have an adverse impact on the Company going forward.  COVID-19 has caused significant disruptions to the global financial markets, which may severely impact the Company’s ability to raise additional capital and to pursue certain planned business activities. The Company may be required to cease operations if it is unable to finance its’ operations. The full impact of the COVID-19 outbreak continues to evolve as of the date of this report and is highly uncertain and subject to change. Management is actively monitoring the situation but given the daily evolution of the COVID-19 outbreak, the Company is not able to estimate the effects of the COVID-19 outbreak on its operations or financial condition in the next 12 months. There are no assurances that the Company will be able to meet its obligations, raise funds or implement its planned business objectives to obtain profitable operations.

The financial statements reflect all adjustments consisting of normal recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of the results for the periods shown. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

EMAGINOS INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2021 and 2020

Note 4 – Related Party Transactions

As of December 31, 2021, and December 31, 2020, related parties are due a total of $1,404,773 and $1,081,234, respectively.

	December 31,	December 31,
	2021	2020
Scott Taub	$904,773	$681,234
Allan Jones	500,000	400,000
Total related party payables	$1,404,773	$1,081,234

For each of the fiscal years ended December 31, 2021, and 2020, the Company was invoiced $150,000 as consulting services by Mr. Scott Taub, the Chairman, CEO and a director of the Company.

For each of the fiscal years ended December 31, 2021, and 2020, the Company was invoiced $100,000 as consulting services by Mr. Allan Jones, the President, CFO, Secretary and a director of the Company.

	Scott Taub	Allan Jones
Balance, December 31, 2020	$681,234	$400,000
Consulting services	150,000	100,000
Cash advanced to the Company	66,744
Net Expenses paid on behalf of the Company	6,795	-
Balance, December 31, 2021	$904,773	$500,000

During the fiscal year ended December 31, 2021, Scott Taub made cash advances to the Company totaling $66,744 and paid expenses on behalf of the Company in the amount of $6,987 and was repaid a total of $192.

On July 31, 2020, Scott Taub was issued 1 share of Series A Preferred stock at par value of $1.  The share of Series A Preferred stock grants the holder 51% of the votes of all outstanding stock, including common and preferred stock at any matter to be voted on by the shareholders of the Company.

Note 5 – Capital Stock

The Company has authorized 250,000,001 shares of stock of which there are 250,000,000 shares of common stock, par value $0.0001 and 1 share of Series A Preferred Stock, par value $1.

Common Stock

On December 28, 2020, the Company filed a registration statement with the Securities and Exchange Commission (“SEC”) to raise up to $3,000,000 by way of the sale of up to 12,000,000 shares of common stock at $0.25 per share.

During the fiscal year ended December 31, 2020, the Company did not sell any shares of common stock.

On February 25, 2021, the SEC deemed effective the Company’s registration statement on Form 1-A, and the Company commenced its offering.

During the fiscal year ended December 31, 2021, the Company sold 20,000 shares at $0.25 per share, for a total of $5,000 in subscriptions.  The 20,000 shares have not been issued as of December 31, 2021 and are reflected on the balance sheet as Liability for unissued shares.

As of December 31, 2021, and December 31, 2020, there were 101,541,500 common shares issued and outstanding.

Preferred Stock

During the fiscal year ended December 31, 2020, the Company authorized and designated 1 share of Series A Preferred Stock.  The Series A Preferred stock has voting rights granting the holder 51% of all votes (including common and preferred stock) entitled to vote at any meeting or on any matter brought before the stockholders of the Company.   The share of Series A Preferred stock

EMAGINOS INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2021 and 2020

Note 5 – Capital Stock (continued)

Preferred Stock (cont’d)

is not convertible into, or exchangeable for shares of stock or any class or any other series of such class or any other securities (including common stock) and has no rights to dividends or proves of the assets of the Company upon any liquidation or winding up of the Company.

On July 31, 2020, the Company issued the 1 share of Series A Preferred Stock to Scott Taub, a director and officer of the Company at par value of $1.

As at December 31, 2021 and December 31, 2020 there was 1 share of Series A Preferred Stock issued and outstanding.

Note 6 – Income Taxes

The income tax expense (benefit) at a federal rate of 21% and a state tax rate of 0% consisted of the following for the years ended December 31, 2021 and December 31, 2020:

	December 31, 2021	December 31, 2020
Total current	$-	$-
Total deferred	-	-
	$-	$-

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The following is a reconciliation of the expected statutory federal income tax and state income tax provisions to the actual income tax benefit for the years ended December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Expected benefit at federal statutory rate	$373,800	298,700
Non-deductible expenses	(262,500)	(210,000)
Valuation allowance	(111,300)	(88,700)
	$-	$-

 The Company had deferred income tax assets for the years ended December 31, 2020 and 2019 as follows:
	December 31, 2021	December 31, 2020
Loss carryforwards	$75,100	$65,400
Less – consulting fees	(52,500)	(52,500)
Less - valuation allowance	(22,600)	(12,900)
Total net deferred tax assets	$-	$-

The Company has not yet filed its returns for the fiscal years ended December 31, 2021 and 2020.  The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. No such interest or penalties were recognized during the periods presented above. The Company had no accruals for interest and penalties at December 31, 2021 and 2020.

EMAGINOS INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2021 and 2020

Note 7 - Subsequent Events

On May 25, 2022, the Company and Scott Taub, Allan Jones, Keith Larick and William Varney ( Collectively the “Assignors”) entered into an Assignment agreement whereunder Emaginos obtained the entire right, title and interest in and to provisional patent application 63/192,601 with respect to an Educational Analytics Platform and Method.  The invention includes a system for generating customized instructional content using artificial intelligence and machine learning to transform disparate information contained in multiple formats and databases to generate individualized instructional content, PCT application serial number PCT/US2022/030873.  The assignment was recorded with the US Patent and Trademark office on May 25, 2022 on Reel/Frame: 060015/0155.

Subsequent to the year ended December 31, 2021, Mr. Scott Taub advanced $16,217 for ongoing corporate expenses.  The amounts are unsecured with no specific terms of repayment.

The Company has evaluated events for the period from December 31, 2021, through the date of the issuance of these financial statements and determined that there are no additional events requiring disclosure.

Item 8.	Exhibits

INDEX TO EXHIBITS
Description	Exhibit Number

Articles of Incorporation*	EX1A-3.1
Articles of Amendment to Articles of Incorporation of Emaginos, Inc. dated September 22, 2011*	EX1A 3.1.1
Articles of Amendment to Articles of Incorporation of Emaginos, Inc. dated July 20, 2020†	EX1A 3.1.2
Bylaws dated November 2, 2018#	EX1A 3.2
Amended Bylaws dated July 20, 2020†	EX1A 3.2.1
Form of Subscription Agreement<	EX1A 4.1
Broker-Dealer Agreement dated January 20, 2021 between Emaginos, Inc. and Dalmore Group, LLC<	EX1A 6.1
Software as a Service Agreement dated January 5, 2021 between Novation Solutions Inc. (O/A DealMaker) and Emaginos Inc.	EX1A 6.2
PCT Application Assignment Agreement dated May 25, 2022^	EX1A 6.3
Consent of Independent Auditor^	EX1A 11.1

*Incorporated by reference to the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 7, 2011.
#Incorporated by reference to the Company's Registration Statement as amended on Form S-1/A filed with the Securities and Exchange Commission on March 8, 2019.
†Incorporated by reference to the Company's Registration Statement on Form 1-A filed with the Securities and Exchange Commission on November 25, 2020.
<Incorporated by reference to the Company's Registration Statement on Form 1-A filed with the Securities and Exchange Commission on February 2, 2021.
>Incorporated by reference to the Company's Semi Annual Report on Form 1-SA filed with the Securities and Exchange Commission on September 28, 2021.
^Filed herewith

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report on Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, on June 23, 2022.

Emaginos Inc.

By:	/s/ Scott Taub
Name: Scott Taub
Title: Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

By: /s/ Scott Taub	Date: June 23, 2022
Name: Scott Taub Title: Chief Executive Officer, Director, Chairman of the Board (Principal Executive Officer)

By: /s/ Allan C. Jones	Date: June 23, 2022
Name: Allan C. Jones Title: President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)